SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2003

MAGIC MEDIA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Commission File No.: 000-29921

Delaware (State or other jurisdiction of incorporation or jurisdiction)	65-0494581 (IRS Employer Identification No.)

530 North Federal Highway Fort Lauderdale, FL (Address of principal executive offices)	33301 (Zip Code)

Registrant's telephone number, including area code: (954) 764-0579

Item 5 - Other Materially Important Events

A. Settlement of Litigation

On October 23, 2003, as part of a settlement, Magic Media Networks, Inc. ("we", "us", "our", or "the Company") dismissed, with prejudice, our lawsuit against La Jolla Cove Investors, Inc. ("La Jolla") and others in the United States District Court for the Southern District of California (Case No. 03CV 00564BTM) and our company and Dr. H. K. Terry also dismissed our lawsuit, with prejudice, against La Jolla and others in the United States District Court for the Southern District of Florida (Case No. 03CIV 60475). The settling parties also provided each other with mutual releases and affirmed that the settlement agreement was the result of a compromise and shall not be considered as an admission of liability or responsibility on the part of any party.

Additional terms of the settlement included, La Jolla's advancing us an additional $18,393.56 for a total of $300,000 which is now evidenced by a promissory note replacing the 7-3/4% convertible debenture which had a maturity date of September 24, 2003. The due date of the new promissory note is April 24, 2005 and has a stated interest rate of 6-3/4%. Interest, including that already accrued, will be due at maturity and not monthly as in the original debenture. The new promissory note is not convertible into common stock. The promissory note continues to be secured by a real estate mortgage on property owned by Dr. Terry as provided by the original convertible debenture.

We also granted to La Jolla a warrant for 10,000,000 shares of our common stock. The warrant is further described in Item 5-B., below.

B. Issuance of Warrants

As an additional provision of the settlement agreement described in Item 5-A., above, La Jolla entered into a two-year warrant agreement for the purchase of 10,000,000 common shares of Magic Media Networks, Inc., exercisable before October 22, 2005 at a price equal to the greater of (a) 85% of the average of the 5 lowest volume weighted average prices in the prior 20 trading days before the date of exercise, or (b) $0.25 per share.  Even though the settling parties referred to this document as a "warrant", La Jolla agreed that (subject to the terms and conditions of such "warrant") La Jolla will exercise such "warrant" if and when (a) the market price of our common stock pursuant to the above formula equals $0.29 or more per share, (b) La Jolla's "piggy-back" rights have been declared "effective" by the S.E.C., and (c) in an amount at least equal to 10% of the volume of our common shares that trade at a price of $0.29 or more per share, excluding block trades of 50,000 shares or more. La Jolla was granted "piggy-back" rights for the above 10,000,000 shares on any Registration Statement that we file with the S.E.C. during a period of two (2) years from the execution date of the Definitive Agreement.

C. Amendment of Certificate of Designations to Increase Series B Preferred Stock

On October 29, 2003, our board of directors, pursuant to authority vested in it by Article Fourth of our certificate of incorporation, increased, by 2,500,000 shares, the number of shares of designated Series B Preferred Stock par value $.0001 per share, from 1,250,000 shares to 3,750,000. Each share of this series of preferred stock is convertible into one share of common stock and is identical to the common stock except for voting powers. Each share of the Series B Preferred Stock entitles the holder to four votes per share. The sole shareholder of the outstanding Series A Preferred Stock and outstanding Series B Preferred Stock, Mr. Gordon Scott Venters, consented to the increase in the number of shares of Series B Preferred Stock. The amendment was filed with Division of Corporations of Delaware on October 30, 2003.

D. Sale of Series B Preferred Stock

Our board of directors issued to Gordon Scott Venters, our president and chief executive officer, all 2,500,000 shares of the newly authorized Series B Preferred Stock in exchange for the elimination of $75,000 of debt owed to Mr. Venters. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and Mr. Venters represented that the securities were being acquired for investment purposes. The shares of Series B Preferred Stock were valued at $0.03 per share, which was in excess of the closing price ($0.028) of our common stock on October 29, 2003. Mr. Gordon Scott Venters, although present at the board meeting, did not take part in the vote upon the resolution regarding the issuance of the newly authorized shares of Series B Preferred Stock.

Item 7 - Exhibits

Exhibit 4.1 Certificate of Designations, Preferences and Rights of Series B Preferred Stock
Exhibit 4.2 Warrant to Purchase Common Stock
Exhibit 10.1 Promissory Note to La Jolla Cove Investors, Inc. - October 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2003		Magic Media Networks, Inc.

	By:	/s/ Gordon Scott Venters

	Name:	Gordon Scott Venters
	Title:	President

Exhibit Index

Exhibit	Description

Exhibit 4.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock
Exhibit 4.2	Warrant to Purchase Common Stock
Exhibit 10.1	Promissory Note to La Jolla Cove Investors, Inc. - October 2003